Exhibit 99.1

    The Neiman Marcus Group Reports Fourth Quarter and Fiscal Year Earnings;
                      Fourth Quarter Earnings Growth of 35%

    DALLAS--(BUSINESS WIRE)--Sept. 9, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the fourth quarter and fiscal year 2003. The fiscal year 2003 fourth quarter and fiscal year 2003 amounts are reported on a thirteen and fifty-two week basis, respectively. The Company's fiscal year 2002 included a fifty-third week. Unless otherwise stated, the fiscal year 2002 fourth quarter and fiscal year 2002 amounts are reported on a fourteen and fifty-three week basis, respectively.
    For the fourth quarter of fiscal year 2003, the Company reported total revenues of $703 million compared to $666 million in the prior year. Net earnings were $7 million, or $0.15 per diluted share, in the fourth quarter of fiscal year 2003 compared to $5 million, or $0.11 per diluted share, in the fourth quarter of fiscal year 2002, which is an increase of 35 percent. Excluding the impact of certain items as described below, adjusted earnings for the fourth quarter of fiscal year 2002 were $6 million, or $0.13 per diluted share. See the "Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted Earnings" table below for the reconciliation of adjusted earnings and the Company's statements regarding the use of this non-GAAP financial measure.
    For fiscal year 2003, total revenues increased 5.1 percent to $3.10 billion compared to $2.95 billion in the prior year. Net earnings for fiscal year 2003 were $109 million, or $2.29 per diluted share, compared to $100 million, or $2.08 per diluted share, for fiscal year 2002, which represents an increase of 9.8 percent. Adjusted earnings for fiscal year 2003 were $124 million, or $2.60 per diluted share, compared to $97 million, or $2.02 per diluted share, for the prior year, which is an increase of 28 percent. Adjusted earnings for fiscal year 2003 and 2002 exclude the impact of certain items as described below.
    "Overall, I am very pleased with our fiscal year 2003 results," said Burton M. Tansky, President and Chief Executive Officer. "Our focus on sales growth, inventory management and expense control contributed to a successful year in a particularly challenging period."
    Mr. Tansky continued, "In the last few months, we have seen an improvement in the retail environment. While these recent trends are encouraging, we remain committed to improving the operational efficiencies of our business. The initiatives we began in fiscal 2003, combined with our 2004 plans, position us to benefit in an improving economy."
    Based on the current sales trends, the Company anticipates its comparable store revenues for the first quarter of fiscal year 2004 to increase in the mid-single digit range.

    Business Segments

    During the fourth quarter of fiscal year 2002, the Company realigned its business segments to reflect its current operating strategies. All of the Company's online operations are now included in the Direct Marketing segment. Previously, certain online operations were included in the Other business segment. The Company's principal business segments are Specialty Retail Stores and Direct Marketing. All prior amounts have been restated based on this new alignment.
    Fourth quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $576 million compared to $553 million in the previous year. Revenues for the fourth quarter of fiscal year 2003 compared to last year increased
3.7 percent and 8.1 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Total revenues for the Company's fifty-third week of fiscal year 2002 were $37 million. On a thirteen-week basis, comparable store revenues increased 5.2 percent at Neiman Marcus Stores and 16.2 percent at Bergdorf Goodman. Fourth quarter operating earnings for the Specialty Retail Stores segment were $12 million compared to $14 million in the prior year.
    Neiman Marcus Direct, the Company's direct marketing division, reported fourth quarter fiscal year 2003 revenues of $105 million compared to $96 million in the previous year. Operating earnings for Neiman Marcus Direct were $10 million in the fourth quarter compared to $7 million a year ago.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

    Other Items

    In the first quarter of fiscal year 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.
    During the fourth quarter of fiscal 2002, the Company wrote-down the carrying values of the fixed assets of three Kate Spade retail stores to their estimated fair value. The write-down resulted in a pretax charge of $3 million.
    During the third quarter of fiscal year 2002, the Company terminated its prior vacation plan. Under the previous plan, eligible employees received an annual vacation grant at the beginning of each service year. Pursuant to the new vacation policy, eligible employees earn vacation pay ratably over the course of the year in which services are rendered. As a result of this change, the Company's previously recorded $17 million vacation accrual was no longer required and, therefore, the liability was eliminated and credited to operating results.
    Also in the third quarter of fiscal 2002, the Company recorded an $8 million pretax charge. This charge related to 1) the write-off of the net carrying value of the Company's investment in WeddingChannel.com, an Internet bridal registry service, 2) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and 3) the accrual of the estimated loss associated with the abandonment of excess warehouse space held by the Company pursuant to a long-term operating lease.
    During the second quarter of fiscal year 2002, the Company incurred expenses of approximately $2 million in connection with cost reduction strategies. These expenses consisted primarily of severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle, Washington.
    A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Tuesday, September 9, 2003 beginning at 7:30 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries;" changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.


                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                                August 2,   August 3,
                                                  2003        2002
                                               ----------- -----------
ASSETS
------
Current assets:
   Cash and cash equivalents                     $206,950    $178,638
   Undivided interests in NMG Credit Card
    Master Trust                                  243,145     208,602
   Accounts receivable                             22,595      19,778
   Merchandise inventories                        687,062     656,844
   Other current assets                            86,369      63,764
                                               ----------- -----------
      Total current assets                      1,246,121   1,127,626
                                               ----------- -----------

Property and equipment, net                       674,185     653,166
Other assets                                      114,124     126,754
                                               ----------- -----------
Total assets                                   $2,034,430  $1,907,546
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Notes payable and current maturities of
    long-term liabilities                          $1,241      $1,098
   Accounts payable                               262,909     257,560
   Accrued liabilities                            266,259     259,800
                                               ----------- -----------
      Total current liabilities                   530,409     518,458
                                               ----------- -----------

Long-term liabilities:
   Notes and debentures                           249,733     249,710
   Other long-term liabilities                    108,234      77,473
                                               ----------- -----------
      Total long-term liabilities                 357,967     327,183
                                               ----------- -----------

Minority interest                                   8,206       6,592

Total shareholders' equity                      1,137,848   1,055,313
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,034,430  $1,907,546
                                               =========== ===========


                     THE NEIMAN MARCUS GROUP, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                             Fourth Quarter         Fiscal Year
                                  Ended                 Ended
                           ------------------- -----------------------

(in thousands, except per  August 2, August 3,  August 2,   August 3,
 share data)                 2003      2002       2003        2002
                           --------- --------- ----------- -----------

Revenues                   $702,656  $666,356  $3,098,124  $2,948,332
Cost of goods sold
 including buying and
 occupancy costs            501,357   474,310   2,073,579   1,997,378
Selling, general and
 administrative expenses    184,670   178,865     802,435     776,647
Effect of change in
 vacation policy                 --        --          --     (16,576)
Impairment and other
 charges (1)                     --     3,070          --      13,233
                           --------- --------- ----------- -----------

Operating earnings           16,629    10,111     222,110     177,650

Interest expense, net         4,087     3,246      16,270      15,406
                           --------- --------- ----------- -----------

Earnings before income
 taxes, minority interest
 and change in accounting
 principle                   12,542     6,865     205,840     162,244
Income taxes                  4,828     2,609      79,248      61,653
                           --------- --------- ----------- -----------

Earnings before minority
 interest and change in
 accounting principle         7,714     4,256     126,592     100,591
Minority interest in net
 earnings of subsidiaries      (542)    1,060      (2,488)     (1,017)
                           --------- --------- ----------- -----------

Earnings before change in
 accounting principle         7,172     5,316     124,104      99,574

Change in accounting
 principle -- write-down
 of intangible assets, net
 of taxes                        --        --     (14,801)         --
                           --------- --------- ----------- -----------

Net earnings                 $7,172    $5,316    $109,303     $99,574
                           ========= ========= =========== ===========

Weighted average number of
 common and common
 equivalent shares
 outstanding:
      Basic                  47,355    47,692      47,462      47,444
                           ========= ========= =========== ===========
      Diluted                47,862    48,129      47,795      47,835
                           ========= ========= =========== ===========

Basic earnings per share:
    Earnings before effect
     of change in
     accounting principle     $0.15     $0.11       $2.61       $2.10
   Change in accounting
    principle                    --        --       (0.31)         --
                           --------- --------- ----------- -----------
   Basic earnings per
    share                     $0.15     $0.11       $2.30       $2.10
                           ========= ========= =========== ===========

Diluted earnings per
 share:
     Earnings before
      effect of change in
      accounting principle    $0.15     $0.11       $2.60       $2.08
   Change in accounting
    principle                    --        --       (0.31)         --
                           --------- --------- ----------- -----------
   Diluted earnings per
    share                     $0.15     $0.11       $2.29       $2.08
                           ========= ========= =========== ===========

    (1) Impairment and other charges for the fiscal year ended August 3, 2002 include: severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle recorded in the second fiscal quarter; the following impairment and other charges recorded in the third fiscal quarter: a) the write-off of the net carrying value of the Company's investment in WeddingChannel.com, an Internet bridal registry service, b) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and c) the accrual of the estimated loss associated with the abandonment of excess warehouse space held by the Company pursuant to a long-term operating lease; and the write-down of the carrying values of the fixed assets of three Kate Spade retail stores to their estimated fair value recorded in the fourth fiscal quarter.


                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)


SEGMENTS:                     Fourth Quarter Ended  Fiscal Year Ended
                              -------------------- -------------------
                              August 2,  August 3, August 2, August 3,
(in millions)                    2003       2002      2003      2002
                              ---------- --------- --------- ---------
REVENUES:
Specialty Retail Stores          $576.3    $553.2  $2,524.8  $2,433.2
Direct Marketing                  105.1      96.1     493.5     444.0
Other (1)                          21.3      17.1      79.8      71.1
                              ---------- --------- --------- ---------
Total                            $702.7    $666.4  $3,098.1  $2,948.3
                              ========== ========= ========= =========

OPERATING EARNINGS:
Specialty Retail Stores           $12.2     $14.0    $198.2    $170.5
Direct Marketing                   10.0       6.5      45.8      22.8
Other (1)                          (5.6)     (7.3)    (21.9)    (19.0)
Effect of change in vacation
 policy                              --        --        --      16.6
Impairment and other charges         --      (3.1)       --     (13.2)
                              ---------- --------- --------- ---------
Total                             $16.6     $10.1    $222.1    $177.7
                              ========== ========= ========= =========


OTHER DATA:                   Fourth Quarter Ended  Fiscal Year Ended
                              -------------------- -------------------
                              August 2,  August 3, August 2, August 3,
(in millions)                    2003       2002     2003       2002
                              ---------- --------- --------- ---------

Capital Expenditures                $19       $27      $100      $149
Depreciation and Amortization        21        18        79        82

    (1) Other includes the results of operations of Kate Spade, LLC, Gurwitch Products, LLC and corporate expenses. All of the Company's online operations are now included in the Direct Marketing segment. Previously, certain online operations were included in the Other business segment. Prior year amounts have been reclassified to conform to the current year presentation.


                     THE NEIMAN MARCUS GROUP, INC.
   RECONCILIATION OF GAAP NET EARNINGS TO NON-GAAP ADJUSTED EARNINGS
                              (UNAUDITED)

                              Fourth Quarter Ended  Fiscal Year Ended
                              -------------------- -------------------

(in thousands, except per     August 2,  August 3, August 2, August 3,
 share data)                     2003      2002      2003      2002
                              ---------- --------- --------- ---------

Net earnings (GAAP)              $7,172    $5,316  $109,303   $99,574
   Effect of change in
    vacation policy, net of
    taxes                            --        --        --   (10,277)
   Impairment and other
    charges, net of taxes (1)        --     1,066        --     7,368
   Change in accounting
    principle                        --        --    14,801        --
                              ---------- --------- --------- ---------
Adjusted earnings (Non-GAAP)     $7,172    $6,382  $124,104   $96,665
                              ========== ========= ========= =========

Diluted earnings per share
 (GAAP)                           $0.15     $0.11     $2.29     $2.08
   Effect of change in
    vacation policy, net of
    taxes                            --        --        --     (0.21)
   Impairment and other
    charges, net of taxes (1)        --      0.02        --      0.15
   Change in accounting
    principle                        --        --      0.31        --
                              ---------- --------- --------- ---------
Adjusted earnings per share
 (Non-GAAP)                       $0.15     $0.13     $2.60     $2.02
                              ========== ========= ========= =========

    The Neiman Marcus Group, Inc. believes reporting adjusted earnings is a more accurate representation of the Company's on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company's operations. The Neiman Marcus Group, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted earnings should be considered in addition to, not as a substitute for, the Company's other measures of financial performance reported in accordance with generally accepted accounting principles.

    (1) Impairment and other charges for the fiscal year ended August 3, 2002 include: severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle recorded in the second fiscal quarter; the following impairment and other charges recorded in the third fiscal quarter: a) the write-off of the net carrying value of the Company's investment in the WeddingChannel.com, an Internet bridal registry service, b) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and c) the accrual of the estimated loss associated with the abandonment of the excess warehouse space held by the Company pursuant to a long-term operating lease; and the write-down of the carrying values of the fixed assets of three Kate Spade retail stores to their estimated fair value recorded in the fourth fiscal quarter.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967